Exhibit 3.11

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF UPSTREAM WORLDWIDE, INC.

Upstream Worldwide, Inc. (the ‘‘Company’’), a corporation organized and existing under the General Corporation Law of the State of Delaware (the ‘‘Delaware General Corporation Law’’), hereby certifies as follows:

1. The Company was incorporated by the filing of a Certificate of Incorporation with the Secretary of State of Delaware on November 18, 2003.

2. Pursuant to Sections 242 and 228 of the Delaware General Corporation Law, the amendment herein set forth has been duly approved by the Board of Directors and holders of a majority of the outstanding capital stock of the Company.

3. Article FIRST of the Certificate of Incorporation is deleted and replaced by the following:

FIRST: The name of this corporation shall be: usell.com, Inc.

4. This Certificate of Amendment to Certificate of Incorporation was duly adopted and approved by the shareholders of the Company on the 20th day of April, 2011 in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Incorporation as of the 23rd day of July, 2012.

UPSTREAM WORLDWIDE, INC.

By /s/ Michael Brachfeld

Michael Brachfeld

Chief Financial Officer